SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2006 (September 20, 2006)

Ameris Bancorp

(Exact name of registrant as specified in its charter)

Georgia	0-16181	58-1456434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

24 2nd Avenue, S.E., Moultrie, Georgia	31768
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 890-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See discussion at Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2006, Ameris Bancorp (“Ameris”) completed a private placement of an aggregate of $36,000,000 of trust preferred securities. The placement occurred through a newly formed Delaware statutory trust subsidiary of Ameris, Ameris Statutory Trust I (the “Trust”). The trust preferred securities will bear interest until December 15, 2006 at a fixed rate of 7.03%, and after such date, the rate will adjust quarterly at a fixed spread of 1.63% over three-month LIBOR. The trust preferred securities mature on December 15, 2036 and are redeemable at Ameris’s option beginning September 15, 2011. The terms of the trust preferred securities, including, without limitation, the terms related to the issuance and prepayment thereof, the payment, or deferral, of interest thereon and the events constituting an event of default thereunder, are set forth in that certain Amended and Restated Declaration of Trust dated as of September 20, 2006 among Ameris, Wilmington Trust Company, as institutional trustee and Delaware trustee, and the administrators named therein. The payments of distributions on and redemption or liquidation of the trust preferred securities issued by the Trust are guaranteed by Ameris pursuant to a Guarantee Agreement dated as of September 20, 2006 between Ameris and Wilmington Trust Company, as trustee.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase from Ameris $36,000,000 in aggregate principal amount of floating rate junior subordinated deferrable interest debentures (the “Debentures”). The Trust simultaneously issued common shares to Ameris for consideration of $1,114,000, which amount was used to purchase additional Debentures. The Debentures are the sole assets of the Trust.

The Debentures were issued pursuant to an Indenture dated as of September 20, 2006 between Ameris and Wilmington Trust Company, as trustee. Like the trust preferred securities, the Debentures will bear interest until December 15, 2006 at a fixed rate of 7.03%, and after such date, the rate will adjust quarterly at a fixed spread of 1.63% over three-month LIBOR. The interest payments on the Debentures will be used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities. The maturity date of the Debentures may be accelerated, at the option of Ameris and subject to prior approval from the Federal Reserve, to a date not earlier than September 15, 2011, if certain conditions are met.

The net proceeds to Ameris from the sale of the Debentures to the Trust will be used by Ameris to redeem Ameris’s currently outstanding trust preferred securities and for general corporate purposes. Pursuant to an Indenture dated as of November 8, 2001 between Ameris and Wilmington Trust Company, as trustee (the “2001 Indenture”), Ameris issued $35,567,030 aggregate principal amount of 9.00% subordinated debentures due 2031 (the “2001 Debentures”) to Ameris’s subsidiary, ABC Bancorp Capital Trust I (the “2001 Trust”). Ameris has notified Wilmington Trust Company that it will redeem all of the 2001 Debentures on September 30, 2006 (the “Redemption Date”). The prepayment price for such redemption is 100% of the aggregate principal amount of the 2001 Debentures plus all accrued but unpaid interest up to the

Redemption Date. The 2001 Indenture was entered into by Ameris in connection with the issuance of the 2001 Debentures and set forth the terms of such securities, including, without limitation, the terms related to the issuance and prepayment thereof, the payment, or deferral, of interest thereon and the events constituting an event of default thereunder.

In accordance with the Amended and Restated Trust Agreement dated as of November 8, 2001 among Ameris, Wilmington Trust Company, as property trustee and Delaware trustee, and the administrative trustees named therein relating to the 9.00% cumulative trust preferred securities issued by the 2001 Trust (the “2001 Trust Agreement”), the prepayment of the 2001 Debentures will result in the redemption on the Redemption Date of all of the 3,450,000 preferred securities and all of the 106,703 common securities issued by the 2001 Trust at the redemption price of $10.00 per security, plus accrued and unpaid distributions up to the Redemption Date. Such common securities are owned by Ameris. The 2001 Trust Agreement was entered into by the 2001 Trust in connection with the issuance of the preferred securities and the common securities of the 2001 Trust and set forth the terms of such trust securities, including, without limitation, the terms related to the issuance and redemption thereof, the payment, or deferral, of distributions thereon and the events constituting an event of default thereunder.

On September 21, 2006, Ameris issued a press release regarding the foregoing transactions. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

See discussion at Item 2.03 above.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

99.1	Press Release dated September 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr., Executive Vice President and Chief Financial Officer

Dated: September 21, 2006

EXHIBIT INDEX

99.1	Press Release dated September 21, 2006.